Exhibit 10.6

OPTION AGREEMENT

THIS AGREEMENT made as of the 30th Day of March, 2007

BETWEEN:

Robert Rosenblat (hereinafter referred to as the "Optionor")

OF THE FIRST PART

and

Element92 Resources Corp. a company incorporated under the laws of Wyoming (hereinafter referred to as the "Optionee")

OF THE SECOND PART

WHEREAS:

A.	Optionor is the legal and beneficial owner of certain mining claims;

B.	Optionee wishes to acquire an interest in said mining claims from Optionor on the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

l. THE CLAIMS

1.1 This Agreement shall cover those mining claims located in Huddersfield Township and Clapham Township, in the Province of Quebec, Canada more particularly described in Schedule A attached hereto (hereinafter called the "Claims").

2	REPRESENTATIONS AND WARRANTIES BY OPTIONOR

2.1	Optionor represents and warrants to Optionee that:

(a) Optionor is the legal and beneficial owner (subject to this Agreement) of a one hundred percent (100%) interest in the Claims as they exist at the date hereof and is the recorded owner of the Claims, free and clear of any liens, charges, encumbrances, or surface rights restrictions whatsoever, and the Optionor has not granted to any party other than the Optionee any rights to or in respect of the Claims, (whether by agreement or otherwise);

(b) Optionor is a resident of Canada for the purposes of the Income Tax Act of Canada;

(c) Optionor has the full power and capacity to hold its legal and beneficial interest in the Claims, to acquire and hold recorded title to the Claims and to enter into and to carry out all the terms of this Agreement;

(d) The Claims are validly staked, located, duly recorded in the name of Optionor and in good standing pursuant to all applicable Laws (as hereinafter defined) and all taxes, rents, charges and assessments with respect thereto have been paid in full as of the date hereof;

(e) To the best of the Optionor' s knowledge there are no adverse claims or challenges against, or to the ownership of, or title to, the Claims or substances thereon, therein or therefrom nor to the knowledge of Optionor, is there any basis therefor;

(f) All necessary information and data (including, without limitation, all geological, geophysical and assay results and maps) concerning the Claims and prior exploration and development work carried out thereon and within the Optionor's knowledge has been disclosed and provided to Optionee;

(g) Optionor has no information or knowledge of any facts pertaining to the Claims or substances thereon, therein or therefrom not disclosed in writing to Optionee which, if known to Optionee, might reasonably be expected to deter Optionee from completing the transactions contemplated hereby on the terms and conditions contained herein;

(h) Optionor has not directly or indirectly caused, permitted or allowed any contaminants as defined in the Environmental Protection Act pollutants, wastes or toxic substances (collectively “Hazardous Substances”) to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the lands (including watercourses, improvements thereon and contents thereof) comprising the Claims or nearby areas and, so far as Optionor is aware, no Hazardous Substances or underground storage tanks are contained, harbored or otherwise present in or upon such lands (including watercourses, improvements thereon and contents thereof) or nearby areas;

(i) To the best of the Optionor's knowledge at this time there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims;

(j) To the best of the Optionor's knowledge there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or Governmental whether current, pending or threatened, which directly or indirectly relate to or affect the Claims (including the ownership and existing or past uses thereof and the compliance with Laws of the lands comprising the Claims) nor is Optionor' aware of any facts which would lead Optionor to suspect that the same might be initiated or threatened;

(k) The activities directly or indirectly in relation to the Claims and use of the lands comprising the Claims by Optionor and, to the best of Optionor's knowledge, by any other person have been in compliance with all Laws and Optionor has not received any notice nor is Optionor aware after reasonable inquiry of any sue breach or violation having been alleged; and

(1) No environmental audit, assessment, study or test has been conducted in relation to the lands comprising the Claims by or on behalf of Optionor nor is Optionor aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority).

2.2 The representations and warranties contained in this section 2 are provided for the exclusive benefit of Optionee and shall survive the execution of this Agreement for a period of two years or until termination of the Option (as herein defined), whichever shall first occur and Optionee shall be entitled to rely upon the same notwithstanding any independent investigations Optionee may make or could have made at any time, unless specifically waived by Optionee. The breach of any representation, warranty or covenant contained in this Agreement may be waived by Optionee, either in whole or in part, at any time without prejudice to Optionee's rights in respect of any other or continuing breach of the same or any other representation, warranty or covenant. No waiver by Optionee of any breach of any representation, warranty or covenant shall be binding unless in writing. Any waiver shall be limited to the specific purpose for which it is glen.

2.3 For the purposes of this Agreement, "Laws" means all federal, provincial, territorial, municipal or local statutes, regulations and by-laws applicable to the parties hereto or to the Claims or to any activities thereon, including all orders, notices, roles, decisions, guidelines, policies, directions, permits, approvals, licenses and similar authorizations issued, rendered or imposed by any level of government including any ministry, department or administrative or regulatory agency or authority.

3.	REPRESENTATIONS AND WARRANTIES BY OPTIONEE

Optionee represents and warrants to Optionor that:

	(a)	Optionee is a company duly incorporated under the laws of the State of Wyoming.

	(b)	Optionee has the full power and capacity to enter into this Agreement and to carry out all the terms hereof; and

	(c)	Optionee has full power and capacity to hold its interest in the Claims, and to acquire and hold recorded title to the claims.

4.	GRANT OF OPTION TO EARN INTEREST

4.1	In consideration of Optionee agreeing to:

(i)	pay to Optionor a total of US$45,000 and in the amounts set forth in section 4.2(a);

(ii)	issue to the Optionor a total of 1,500,000 treasury shares of the Optionee in installments at the times and in the amounts as set forth in section 4.2(b );and

(iii)	incur costs for exploration and/or development work, including any remediation, on or for the benefit of the Claims as provided herein (subject to Section 4.5, ("Work Costs") of at least US$1,250 per claim in unequal installments at the times and in the amounts set forth in section 4.2(b), subject to the terms and conditions herein contained.

Optionor hereby grants to Optionee the sole, exclusive and irrevocable option to acquire a one hundred percent (100%) interest in the Claims free and clear of any liens, charges and encumbrances (the "Option").

4.2 In order to maintain its Option to acquire a one hundred percent (100%) interest in the Claims, Optionee shall:

(a) make option payments to Optionor in the following amounts at the following times:

(i)	US$10,000 on signing of this Agreement;

(ii)	US$15,000 or before April 30, 2008;

(iii)	US$20,000 or before April 30, 2009

(b) issue shares to the Optionor in the following amounts at the following times:

(i)	500,000 common shares on signing this agreement

(ii)	500,00 common shares on or before April 30, 2008

(iii)	500,00 common shares or before April 30, 2009

(c) incur Work Costs in the following amounts at the following times:

(i)	a Minimum of US$,1,250 per claim or before April 30, 2008;

(ii)	a Minimum of US$,1,500 per claim or before April 30, 2009

Work Costs incurred by any date in excess of the minimum required to be incurred by such date to maintain Optionee 's interest hereunder shall carry forward to the following period. If any of the minimum Work Costs have not been incurred for the immediately preceding year, Optionee may maintain its interest in the Claims by paying the deficiency in cash to Optionor within 2 months of the close of the period in which the deficiency occurred, and such payment shall be deemed to be Work Costs incurred by Optionee for the purposes of this Agreement.

4.3 In addition to and notwithstanding anything herein contained, the parties hereto acknowledge and agree that if, subsequent to the date or dates on or before which the Work Costs referred to in section 4.2(c) are required to be either incurred by Optionee or paid by Optionee to Optionor pursuant to section 4.2(c), it is determined upon examination or audit, whether by Optionee or Optionor, that such Work Costs have not been incurred or paid to Optionor, Optionee shall not lose any of its rights hereunder and the Option shall not terminate provided Optionee pays to Optionor 100% of such deficiency in Work Costs:

(a) if Optionee determines such deficiency, within thirty (30) days following such determination; or

(b) if Optionor determines such deficiency, within thirty (30) days following notice to Optionee of such determination.

4.4 Notwithstanding anything herein contained and in addition to any other rights Optionee may have in this circumstance, in the event exploration and development work in tended to be conducted on or for the benefit of the Claims is mistakenly conducted outside the Claim boundaries as a consequence of it being subsequently discovered or determined by survey or otherwise that the Claim boundaries are not located where the parties understood them to be on the date of this Agreement, such exploration and development work shall constitute Work Costs hereunder and Optionee shall suffer no forfeiture with respect to any interest earned or to be earned hereunder.

4.5 "Work Costs" means all costs including all reasonable payments, expenses, obligations and liabilities of whatsoever kind or nature made or incurred, directly or indirectly, by Optionee which relate directly to the exploration, evaluation, development and operation of the Claims or any portion thereof including, without limiting the generality of the foregoing, monies expended:

(a)	to determine the existence, location, extent or quality of a mineral resource on the Property;

(b)	to carry out any survey or do any geophysical, geochemical or geological work or drilling, assaying, testing or bulk sampling on the Claims;

(c)	to pay for taxes, fees, charges, rentals

(d)	to pay the fees, wages, salaries, traveling expenses and fringe benefits of persons engaged in work in respect of or for the benefit of the Claims or any portion thereof and in paying for the food, lodging and other reasonable needs of such persons.

For greater certainty, the option payments set out in Section 4.2(a) shall be excluded from the definition of "Work Costs".

4.6 Optionee shall maintain proper books and records to reflect all Work Costs incurred by Optionee and same shall be available for inspection by Optionor, its servants and agents, during normal business hours from time to time with reasonable advance notice to the Optionee.

4.7 The obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization, curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial, or local environmental Laws or standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strike, insurrection, rebellion or domestic or international terrorism; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services, or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, equipment, supplies, utilities or services (including as a result of labor dispute); accidents; breakdown of equipment, machinery or facilities; or any other cause where similar or dissimilar to the foregoing. The affected party shall promptly give notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party shall resume performance as soon as reasonably possible.

Unless arising in connection with the circumstances previously described, a lack of available capital shall not constitute a sufficient basis for suspending the obligations of a party to this Agreement.

4.8 The parties agree that this Agreement constitutes only an option to purchase and that nothing herein shall obligate Optionee to make the option payments or incur Work Costs in the amounts referred to in section 4.2(c) herein, provided, however, that Optionee shall be obligated to incur Work Costs in the amount of US$1,250 per claim in the first year and US$1,500 per claim in the second year and in the absence of the circumstances described in section 4.7 hereof

5.	EXERCISE OF OPTION

5.1	Upon Optionee having made option payments to Optionor totaling US$45,000, issued

1,500,000 common shares of the Optionee to the Optionor and incurred work costs on or for the benefit of the claims totaling $33,000 the Option shall be deemed to be fully and properly exercised and all right, title and interest in and to the claims shall vest in and be owned by the Optionee absolutely free and clear of any liens, charges and encumbrances as to 100% and Optionor shall thereafter retain a nil interest in the claims.

5.2 Notwithstanding the schedule for Option payments set out in section 4, Optionee may, if it so elects, make its total Option payments at any time prior to the dates therein specified, in which case Optionee's interest shall vest in and be owned by Optionee immediately upon Optionee making its total Option payments.

5.3 Notwithstanding anything to the contrary contained herein, Optionee shall not be obligated to make any Option payments unless it wishes to maintain its option in good standing

6.1 POSSESSION OF CLAIMS Optionee shall:

(a) have the sole and exclusive possession, supervision, management and control of the Claims including any access, water, surface or other rights appurtenant thereto or associated therewith with full power and authority to its servants, agents and contractors to sample, survey, examine, diamond drill, prospect, explore, and do other investigative work on the Claims in search of minerals in such manner as Optionee may in its sole discretion determine, including the right to erect, bring and install thereon and remove therefrom all such buildings, machinery, equipment and supplies as Optionee shall deem reasonable and proper and to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes; and

(b) do all work on the Claims in a good and miner-like fashion in accordance with recognized engineering practices and in accordance with all applicable Laws.

7.	EXECUTION AND DELIVERY OF TRANSFERS

7.1	When requested by Optionee at any time after April 20, 2007, Optionor shall forthwith execute good and sufficient recordable transfers of title to the Claims in favor of Optionee and shall deliver same to Optionee together with such supporting documentation as may be necessary to record such transfers. Notwithstanding recording in the name of Optionee, Optionee shall hold the Claims during the term of the Option for and on behalf of the parties in accordance with their respective interests hereunder. The party who is the recorded owner of the Claims shall hold same in trust for the other party in accordance with its interest therein.

8. NO ENCUMBRANCE OR TRANSFER OF CLAIMS

Optionor shall not:

(a)	mortgage, hypothecate, charge or otherwise encumber; or

(b)	sell, assign, transfer or otherwise dispose of its interest in or title to the Claims without the prior written consent of Optionee.

9.	INFORMATION TO BE SUPPLIED TO OPTIONOR

9.1	The Optionee will provide the Optionor with copies of reports of work completed on or in respect of the Claims and copies of all data collected on or in respect of the Claims on an annual basis during the Option period. During the term of this Agreement and, if the Optionee shall acquire a 100% interest in the Claims, at all times thereafter all such information shall be on a confidential basis and shall not be disclosed to a third party, save and except pursuant to any underlying property agreement of which Optionee has been notified, without the Optionee's written consent.

10.	MAINTENANCE AND ABANDONMENT OF THE CLAIMS

10.1	The Optionee shall maintain the Claims in good standing during the currency of its

Option and, if the Option is terminated prior to its exercise, the Claims shall be transferred to the Optionor and shall be in good standing foe a period of one year thereafter. The Optionee shall, within ninety (90) days of transferring the Claims to the Optionor as a result of a non-exercise of the Option deliver at no cost to Optionor all reports, maps, assay results and other relevant technical data compiled by or in the possession of Optionee with respect to the Claims not theretofore furnished to Optionor.

10.2 The Optionee shall be responsible and hold the Optionor harmless for all environmental liabilities incurred or created by the Optionee's activities during the currency of the Option, and if the Claims are transferred to the Optionor, they shall be in a safe and orderly condition, free and clear of all liens, charges or encumbrances arising from Optionee 's operations.

11.	REMOVAL OF ASSETS FROM CLAIMS

11.1	If this Agreement is terminated prior to the exercise of the Option, Optionee shall have the right to remove from the Claims within the twelve (12) month period next following such termination all machinery, buildings, structures, equipment, supplies and any other property and assets placed by Optionee, its agents and contractors thereon and shall, if requested by Optionor within such period, remove such property and assets at Optionee's expense. Optionee's interest in any such property and assets not removed by Optionee within the said twelve (12) month period shall be deemed to have been conveyed by Optionee to Optionor upon termination of said twelve (12) month period.

12.	ARBITRATION

12.1	All disputes which arise between the parties hereto in connection with this Agreement which, in the opinion of either party, cannot be resolved informally between them, shall be settled by arbitration pursuant to the provisions of the Arbitrations Act of the Province of Quebec, Canada, except as otherwise provided in this section. Any party desiring arbitration shall make a written demand for the same and within thirty (30) days after such written demand is received by the other party, the parties hereto shall agree upon and appoint a single arbitrator. In the event the parties shall fail to agree upon and appoint a single arbitrator within the time period set forth herein, each party shall within seven (7) days thereafter designate an arbitrator and both arbitrators shall within thirty (30) days after their designation, jointly designate a third arbitrator satisfactory to them who shall be chairman of the arbitration panel. If a party fails to appoint an arbitrator or the arbitrators designated by the parties are unable to agree upon the selection of the third arbitrator within the time periods set forth above, such arbitrator shall be appointed by a Justice of the Quebec Court of Justice. The expenses of the arbitrators shall be paid as the arbitrators shall decide in the award. All arbitration proceedings shall be in the City of Montreal, Quebec, Canada, or elsewhere as the arbitrators shall decide. The decision of the arbitrators shall be final and binding on the parties hereto and judgment upon any award rendered may be entered in any court of competent jurisdiction.

13.	AREA OF INFLUENCE

13.1	During the term of the Option, if either party acquires by staking, claims, which are immediately contiguous with the Claims, the newly acquired claims will be added to this agreement without modification to payments or work commitments clauses. The Optionee will be responsible for reasonable staking costs incurred.

14.	FURTHER ASSURANCES

14.1	Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give such further assurances as shall be necessary or appropriate in connection with the performance of this Agreement.

15. AMENDMENTS

No alteration, amendment, modification or interpretation of any provision of this Agreement shall be binding unless in writing and executed by each of the parties hereto.

16. BUSINESS DAYS

In the event that any date on or by which any payment is required to be made or any action is required to be taken hereunder by any of the parties hereto is not a "Business Day", being a day other than a Saturday, Sunday or a day on which banks in the United States are generally authorized or obligated by law to close, such payment shall be required to be made or such action shall be required to be taken on the next succeeding day which is a Business Day

17. NOTICES

Any notice, commitment, election, consent or any communication required or permitted to be given hereunder by either party hereto to the other party, in any capacity (hereinafter called a "Notice") shall be in writing and shall be deemed to have been well and sufficiently given i mailed by prepaid registered mail return receipt requested, telefaxed or delivered, to the address of such other party hereinafter set forth:

If to Optionor:	Mr. Robert Rosenblat Apt #6 - 5505 Oak S1., Vancouver, BC Canada. V6M 2V5 Fax Number: 604-264-1416

If to Optionee:	Geoffrey Armstrong 250 H Street #459 Blaine, WA 98230 Fax Number: 604-435-7711 Email: alphanet@telus.net or to such substitute address as such party may from time to time direct in writing, and any such notice shall be deemed to have been received, if mailed, on the date noted on the return receipt, if telefaxed, on the first Business Day after the date of transmission, and if delivered, upon the day of delivery.

l8. SCHEDULES

all Schedules attached to this Agreement are deemed to form part of this Agreement.

19. COUNTERPARTS AND HEADINGS

This Agreement may be executed in any number of counterparts, each of which hall be deemed to be an original, but all of which shall constitute one and the same instrument. Section headings and subheadings are inserted for convenience only and are not to be taken into account in interpreting this Agreement.

20. GOVERNING LAW

This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Wyoming.

21. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

22. ENUREMENT

This Agreement shall enure to and be binding upon the parties hereto and their respective successors and assigns.

23. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto dealing with the subject matter hereof and supersedes a11 negotiations, correspondence, letters of intent, letters of agreement, and prior agreements or understandings relating thereto.

24. RELATIONSHIP OP PARTIES

Nothing contained herein, nor the holding of any interest acquired hereunder, shall be deemed to constitute Optionee or Optionor the partner, agent or legal representative of the other or to create any fiduciary relationship between them, any joint venture or ant joint or common enterprise for any purpose whatsoever.

25. SEVERABILITY/LEGALITY

If one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of the remaining terms or provisions hereof shall not be affected or impaired by reason thereof.

26. ASSIGNMENT

Optionee may sell, assign, transfer or otherwise dispose of the whole or any part of its interest hereunder at any time upon notice to Optionor, provided that any such sale, assignment, transfer or other disposition shall carry the rights, and shall delegate and make the interest subject to, all the liabilities and obligations of Optionee under this Agreement. Each transferee of such interest shall, by written agreement with and for the benefit of Optionor, assume and agree to pay and perform such liabilities and obligations. Such assumption shall not serve to release or discharge Optionee from any of the said liabilities and obligations theretofore accrued with respect to the interest or portion thereof being transferred, but shall release and discharge Optionee from all of the said liabilities and obligations thereafter accruing with respect to the interest or portion thereof being transferred. Except as previously set forth in this section, neither party may sell assign, transfer or otherwise dispose of its rights or obligations hereunder without the prior consent of the other party, and any attempted sale, assignment, transfer or disposition without such prior consent shall be null and void.

27. CONDITIONS PRECEDENT

This Agreement shall be subject to an investigation by Optionee of the title and environmental condition of the Claims which shall be satisfactory to Optionee, in its sole discretion, and without waiver of any rights it shall otherwise have in this regard arising from Optionor's representations and warranties, which investigation shall be completed as to title and as to environmental condition within sixty (60) days from the date this Agreement is executed by both parties. Should such investigation not be acceptable to Optionee, Optionee shall so advise Optionor and in such event, this Agreement shall terminate and the parties shall have no further rights against or liabilities to one another except that Optionor shall immediately return to Optionee any option payments in any form referred to in section 4 if the same has been made.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their proper officers duly authorized in that behalf.

Optionor Robert Rosenblat.

By:

Optionee Geoffrey J Armstrong, President, Director Element92 Resources Corp.

By: Page 11 of 12

Schedule A

PART 1:	The Property is comprised of the following eight mining claims located in
Huddersfield Township, Province of Quebec, Canada.
Map NTS 31F /15
Lot 35: Range VI: Claim Number 2056336
Lot 36: Range VI: Claim Number 2056337
Lot 37: Range VI: Claim Number 2056338
Lot 38: Range VI: Claim Number 2056340
Lot 39: Range VI: Claim Number 2056342
Lot 40: Range VI: Claim Number 2056343
Lot 39: Range VII: Claim Number 2056371
Lot 40: Range VII: Claim Number 2056372
PART 2:	The Property is comprised of the following six cells (mining claims) located in
Clapham Township, Province of Quebec, Canada.
Map NTS 31F /16
Row 21: Column 1
Row 21: Column 2
Row 21: Column 3
Row 22: Column 1
Row 22: Column 2
Row 22: Column 3

By: /s/ Robert Rosenblat

Optionee Geoffrey J Armstrong, President, Director Element92 Resources Corp.

By: /s/ Geoffrey J. Armstrong